Exhibit 21.1

SUBSIDIARIES OF SOMNIGROUP INTERNATIONAL INC.

Entity	State or Country of Organization
Somnigroup Management LLC	Delaware
Mattress Firm Group LLC	Delaware
Mattress Firm, Inc.	Delaware
Sleepy's, LLC	Delaware
The Sleep Train, LLC	California
Tempur World, LLC	Delaware
Tempur-Pedic Management, LLC	Delaware
Tempur Production USA, LLC	Virginia
Tempur-Pedic North America, LLC	Delaware
Tempur-Pedic Technologies, LLC	Delaware
Tempur Retail Stores, LLC	Delaware
Tempur Sealy Receivables, LLC	Delaware
Sleep Insurance, Inc.	Vermont
Tempur Sealy International Distribution, LLC	Delaware
Dan-Foam ApS	Denmark
Tempur UK Limited	United Kingdom
Dreams Limited	United Kingdom
Tempur Sealy Japan Yugen Kaisha	Japan
Tempur Sealy International Limited	United Kingdom
Tempur Sealy France SAS	France
Tempur Sealy DACH GmbH	Germany
Tempur Singapore Pte Ltd.	Singapore
Tempur Sealy Benelux B.V.	Netherlands
Tempur Australia Pty. Ltd.	Australia
Tempur Korea Limited	Republic of Korea
Sealy Ecommerce, LLC	Delaware
Sealy Mattress Corporation	Delaware
Sealy Mattress Company	Ohio
Sealy Mattress Company of Puerto Rico	Ohio
Sealy, Inc.	Ohio
The Ohio Mattress Company Licensing and Components Group, Inc.	Delaware
Sealy Mattress Manufacturing Company, LLC	Delaware
Sealy Technology LLC	North Carolina
Sleep Outfitters USA, LLC	Delaware
Comfort Revolution, LLC	Delaware
Sealy (Switzerland) GmbH	Switzerland
Mattress Holdings International B.V.	The Netherlands
Sealy Canada, Ltd./Ltee	Alberta
Tempur Canada Ltd.	Ontario
Tempur Sealy Mexico S. de R.L. de C.V.	Mexico
Tempur Sherwood, LLC	Delaware